Rule 10f-3 Transaction Exhibit
Nuveen Diversified Dividend and Income Fund
FILE #811-21407
ATTACHMENT 77O

   TRADE DATE
   DESCRIPTION OF SECURITY/ISSUER
   ISSUE SIZE
   AMOUNT PURCHASED
   LIST OF UNDERWRITERS
   NAME OF AFFILIATED BROKER-DEALER
3/9/17
Equinix, Inc. (Common)
$1,900,000,000
$216,000
RBC Capital Markets, JPMorgan, Merrill Lynch, Barclays, Goldman Sachs, Citigroup
JPMorgan Securities LLC